Exhibit 10.3
EMPLOYMENT AGREEMENT
This Employment Agreement (“Agreement”) is made and entered into as of May 6, 2020 (the “Effective Date”), by and between Level One Bancorp, Inc., (the “Company”), Level One Bank (the “Bank,” and together with the Company, the “Employer”), and David Walker (“Executive,” and together with the Employer, the “Parties”).
RECITALS
A.Executive is currently employed by the Company and the Bank as Executive Vice President and Chief Financial Officer pursuant to that certain Employment Agreement by and between Executive and the Company and the Bank, dated as of July 16, 2015 (the “Prior Agreement”).
B.The Employer desires to continue to employ Executive pursuant to the terms of this Agreement, and Executive desires to continue to be employed pursuant to the terms of this Agreement.
C.The Parties have made commitments to each other on a variety of important issues concerning Executive’s employment, including the performance that will be expected of Executive, the compensation Executive will be paid, how long and under what circumstances Executive will remain employed and the financial details relating to any decision that either the Employer or Executive may make to terminate this Agreement.
D.The Parties desire to enter into this Agreement as of the Effective Date and, to the extent provided herein, to have this Agreement supersede all of the terms of all prior employment agreements between the Parties, whether or not in writing, including the Prior Agreement, and any such prior employment agreement shall become null and void as of the Effective Date, and the parties thereunder shall have no rights or interests therein.
AGREEMENTS
In consideration of the foregoing and the mutual promises and covenants of the Parties set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby expressly covenant and agree as follows:
1.Employment Period. The Employer shall employ Executive, and Executive shall be so employed, during the Employment Period in accordance with the terms of this Agreement. The “Employment Period” shall be the period beginning on the Effective Date and ending on December 31, 2021, unless sooner terminated as provided herein. The Employment Period shall automatically be extended for one (1) additional year beginning on January 1, 2021 and on each January 1 thereafter unless either Party notifies the other Party, by written notice delivered no later than ninety (90) days prior to such January 1, that the Employment Period shall not be extended for an additional year. Notwithstanding any provision of this Agreement to the contrary, if a Change in Control occurs during the Employment Period, this Agreement shall remain in effect for the one (1)-year period following the Change in Control and shall then terminate.
2.    Duties. During the Employment Period, Executive shall devote Executive’s full business time, energies and talents to serving as Executive Vice President and Chief Financial Officer at the direction of the Chief Executive Officer (“CEO”) of the Company and the Bank. Executive shall have such duties and responsibilities as may be assigned to Executive from time to time by the CEO, which duties and responsibilities shall be commensurate with Executive’s position, shall perform all duties assigned to Executive faithfully and efficiently, subject to the direction of the CEO and shall have such authorities and powers as are inherent to the undertakings applicable to Executive’s position and necessary to carry out the responsibilities and duties required of Executive hereunder. Executive shall perform the duties required by this Agreement at the Employer’s Michigan headquarters, or such other location agreed to by the Parties, unless the nature of such duties requires otherwise. Notwithstanding the foregoing provisions of this Section 2, during the Employment Period, Executive may devote reasonable time to activities other than those required under this Agreement, including activities of a charitable, educational, religious or similar nature (including professional associations) to the extent such activities do not, in the reasonable judgment of the CEO, inhibit, prohibit, interfere with or conflict with Executive’s duties under this Agreement or conflict in any material way with the business of the Employer or an Affiliate; provided, however, that Executive shall not serve on the board of directors of any business (other than the Employer or any Affiliate) or hold any other position with any business without receiving the prior written consent of the CEO.
3.    Compensation and Benefits. Subject to the terms of this Agreement, during the Employment Period, while Executive is employed by the Employer, the Employer shall compensate Executive for Executive’s services as follows:
(a)    Executive shall be compensated with a salary at an annual rate of Two Hundred Thirty- Two Thousand Seven Hundred dollars ($232,700.00) (the “Base Compensation”), which shall be payable in accordance with the normal payroll practices of the Employer then in effect. Executive’s Base Compensation shall be reviewed and may be increased but not decreased by the Board or its designate beginning on January 1, 2021, and on each anniversary of such date.
(b)    At the sole discretion of the Board, Executive shall be eligible to receive performance-based annual incentive bonuses (each, the “Incentive Bonus”) from the Employer for each fiscal year ending during the Employment Period. Any such Incentive Bonus shall be paid to Executive within thirty (30) days of review of such Incentive Bonus by the Compensation Committee of the Board, but in no event later than two and one-half (2½) months after the close of each such fiscal year.
(c)    Executive shall be eligible to participate in a non-qualified Supplemental Executive Retirement Program (the “SERP”) that is maintained by the Employer. The terms of Executive’s participation in the SERP shall be governed by a separate agreement. For the purposes of any such SERP agreement in effect as of the Effective Date, this Agreement shall constitute the “Employment Agreement” as defined therein.
(d)    In accordance with and subject to the Employer’s Personal Time Off (“PTO”) programs and policies as may be in effect from time to time, Executive shall be entitled to accrue paid PTO at a rate of thirty (30) days per year.
(e)    During the Employment Period, Executive and Executive’s dependents, as the case may be, shall be eligible to participate, subject to the terms thereof, in all pension and similar benefit plans (including qualified, non-qualified and supplemental plans) and all medical, dental, vision, disability, group and executive life, accidental death and travel accident insurance and other similar welfare benefit plans and programs of the Employer as may be in effect from time to time with respect to senior executives employed by the Employer, on as favorable a basis as other similarly situated senior executives.
(f)    If in existence as of the Effective Date, the Employer shall continue to pay Executive’s reasonable membership dues to a country club of Executive’s choice. The Employer may elect to pay such dues as part of the Base Compensation.

4.    Rights upon Termination. Executive’s right to benefits, if any, for periods after the Termination Date shall be determined in accordance with this Section 4:
(a)    Minimum Benefits. If the Termination Date occurs during the Employment Period for any reason, Executive shall be entitled to the Minimum Benefits in addition to any other benefits to which Executive may be entitled under the following provisions of this Section 4 or the express terms of any employee benefit plan or as required by law. Any benefits to be provided to Executive pursuant to this Section 4(a) shall be provided within thirty (30) days after the Termination Date.
(b)    Termination for Cause; Death; Disability; Voluntary Resignation; Retirement; Non-Renewal. If the Termination Date occurs during the Employment Period and is a result of a Termination for Cause by the Employer, Executive’s death or Disability, or a Resignation other than for Good Reason by Executive, including Retirement, or if this Agreement expires due to notice of non-renewal by either Party as provided under Section 1 or at the end of a Covered Period, then, other than the Minimum Benefits, Executive shall have no right to benefits under this Agreement (and the Employer and its Affiliates shall have no obligation to provide any such benefits) for periods after the Termination Date.
(c)    Termination other than for Cause or Resignation for Good Reason. If, other than during a Covered Period, Executive’s employment is subject to a Termination other than for Cause or a Resignation for Good Reason, then, in addition to the Minimum Benefits, the Employer shall provide Executive with the following benefits:
(i)    On the regularly scheduled payroll date coincident with or next following the 60th day following the Termination Date, Executive shall receive the Severance Amount, with such amount to be paid in lump sum, provided that Executive has executed and delivered a Release pursuant to the requirements of Section 5.
(ii)    Executive (and Executive’s dependents, as may be applicable) shall be entitled to the benefits described in Section 4(e).
(d)    Termination or Resignation upon a Change in Control. If, during a Covered Period, Executive’s employment is subject to a Termination other than for Cause or a Resignation for Good Reason, then, in addition to Minimum Benefits, the Employer shall provide Executive with the following benefits:
(i)    On the regularly scheduled payroll date coincident with or next following the 60th day following the Termination Date, the Employer shall pay Executive a lump sum payment in an amount equal to the Severance Amount.
(ii)    Executive (and Executive’s dependents, as may be applicable) shall be entitled to the benefits provided in Section 4(e).
(iii)    Any equity awards granted to Executive by the Employer that are subject to vesting, performance, or target requirements shall be treated as having satisfied such vesting, performance, and target requirements at the target level performance (without proration for duration of employment).
(e)    Medical, Dental and Vision Benefits.
(i)    If Executive’s employment is subject to a Termination other than for Cause or a Resignation for Good Reason, then, to the extent that Executive or any of Executive’s dependents may be covered under the terms of any medical, dental or vision plans maintained for active employees of the Employer or any Affiliate, the Employer shall provide Executive and those dependents with coverage equivalent to the coverage received while Executive was employed with the Employer for as long as Executive is eligible for and elects coverage under the health care continuation rules of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”). For a period of twelve (12) months, Executive shall be required to pay the same amount as Executive would pay if Executive continued in employment with the Employer during such period and thereafter Executive shall be responsible for the full cost of such continued coverage. Such coverage shall be provided only to the extent that it does not result in any additional tax or other penalty being imposed on the Employer or any Affiliate. In the event Executive or any of Executive’s dependents is or becomes eligible for coverage under the terms of any other medical, dental or vision plan of a subsequent employer with plan benefits that are comparable to Employer (or any Affiliate) plan benefits, the Employer’s obligations under this Section 4(e) shall cease with respect to the eligible Executive and dependents. Executive and Executive’s dependents must notify the Employer of any subsequent employment and eligibility for such comparable coverage.
(f)    Other Benefits. Executive’s rights following a termination of employment with the Employer and its Affiliates for any reason with respect to any benefits, incentives or awards provided to Executive pursuant to the terms of any plan, program or arrangement sponsored or maintained by the Employer or an Affiliate, whether tax-qualified or not, which are not specifically addressed herein, shall be subject to the terms of such plan, program or arrangement, and this Agreement shall have no effect upon such terms except as specifically provided herein.
5.    Release. Notwithstanding any provision of this Agreement to the contrary, no payments or benefits shall be owed to Executive under Sections 4(c), 4(d), or 4(e) unless Executive executes and delivers to the Employer a Release within forty-five (45) days following the Termination Date, and any applicable revocation period has expired prior to the sixtieth (60th) day following the Termination Date.
6.    Excise Tax Limitation. It is the intention of the Parties that no portion of any payment under this Agreement, or payments to or for the benefit of Executive under any other agreement or plan, be deemed to be an Excess Parachute Payment. The present value of payments to or for the benefit of Executive in the nature of compensation, receipt of which is contingent on a Change in Control, and to which Code Section 280G applies shall not exceed an amount equal to $1.00 less than the maximum amount that the Employer may pay without loss of deduction under Code Section 280G(a). Any modification, reduction or elimination of payments necessary to accomplish the foregoing shall be done in accordance with applicable provisions of Code Section 409A.
7.    Non-Disparagement. During the Employment Period, Executive shall not engage in any vilification of the Employer or any Affiliate. Executive shall refrain from making any false, negative, critical or disparaging statements, implied or expressed, concerning the Employer or any Affiliate, including management style, methods of doing business, the quality of products and services, role in the community, or treatment of employees. Further, Executive shall do nothing that would damage the business reputation or good will of the Employer or any Affiliate.
8.    Restrictive Covenants. Executive acknowledges that Executive has been and will continue to be provided intimate knowledge of the business practices, trade secrets, and other confidential and proprietary information of the Employer and its Affiliates (including the Confidential Information), which, if exploited by Executive, would seriously, adversely, and irreparably affect the interests of the Employer and its Affiliates and the ability of each to continue its business and, therefore, Executive hereby agrees to be bound by the restrictions contained in this Section 8 (the “Restrictive Covenants”).

(a)    Confidential Information.
(i)    Executive acknowledges that, during the course of Executive’s employment with the Employer, Executive may produce and have access to confidential and/or proprietary, non‑public information concerning the Employer or its Affiliates, including marketing materials, financial and other information concerning customers and prospective customers, customer lists, records, data, trade secrets, proprietary business information, pricing and profitability information and policies, strategic planning, commitments, plans, procedures, litigation, pending litigation and other information not generally available to the public (collectively, “Confidential Information”). Executive shall not directly or indirectly use, disclose, copy or make lists of Confidential Information for the benefit of anyone other than the Employer, either during or after Executive’s employment with the Employer, except to the extent such disclosure is authorized in writing by the Employer, required by law or any competent administrative agency or judicial authority, or otherwise as reasonably necessary or appropriate in connection with the performance by Executive of Executive’s duties hereunder. If Executive receives a subpoena or other court order or is otherwise required by law to provide information to a governmental authority or other person concerning the activities of the Employer or any of its Affiliates, or Executive’s activities in connection with the business of the Employer or any of its Affiliates, Executive shall immediately notify the Employer of such subpoena, court order or other requirement and deliver forthwith to the Employer a copy thereof and any attachments and non-privileged correspondence related thereto. Executive shall take reasonable precautions to protect against the inadvertent disclosure of Confidential Information. Executive shall abide by the Employer’s reasonable policies, as in effect from time to time, respecting avoidance of interests conflicting with those of the Employer and its Affiliates.
(ii)    Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (2) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Accordingly, Executive has the right to disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. Executive also has the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure. Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b). Nothing in this Agreement shall be construed to authorize, or limit liability for, an act that is otherwise prohibited by law, such as the unlawful access of material by unauthorized means.
(iii)    Nothing contained in this Section 8(a) shall limit Executive’s ability to file a charge or complaint with any governmental, administrative or judicial agency (each, an “Agency”) pursuant to any applicable whistleblower statute or program (each, a “Whistleblower Program”). Executive acknowledges that this Section 8(a) does not limit (i) Executive’s ability to communicate, in connection with a charge or complaint pursuant to any Whistleblower Program with any Agency or otherwise participate in any investigation or proceeding that may be conducted by such Agency, including providing documents or other information, without notice to the Employer, or (ii) Executive’s right to receive an award for information provided to such Agency pursuant to any Whistleblower Program.
(b)    Documents and Property.
(i)    All records, files, documents and other materials or copies thereof relating to the business of the Employer or its Affiliates that Executive prepares, receives or uses shall be and remain the sole property of the Employer and, other than in connection with the performance by Executive of Executive’s duties hereunder, shall not be removed from the premises of the Employer or any of its Affiliates without the Employer’s prior written consent, and shall be promptly returned to the Employer upon Executive’s termination of employment for any reason, together with all copies (including copies or recordings in electronic form), abstracts, notes or reproductions of any kind made from or about the records, files, documents or other materials.
(ii)    Executive acknowledges that Executive’s access to and permission to use the Employer’s and any Affiliate’s computer systems, networks and equipment, and all Employer and Affiliate information contained therein, is restricted to legitimate business purposes on behalf of the Employer. Any other access to or use of such systems, network, equipment and information is without authorization and is prohibited except that Executive may use an Employer-provided computer for reasonable personal use in accordance with the Employer’s technology use policy as in effect from time to time. The restrictions contained in this Section 8(b) extend to any personal computers or other electronic devices of Executive that are used for business purposes relating to the Employer or any Affiliate. Executive shall not transfer any Employer or Affiliate information to any personal computer or other electronic device that is not otherwise used for any business purpose relating to the Employer. Upon the termination of Executive’s employment with the Employer for any reason, Executive’s authorization to access and permission to use the Employer’s and any Affiliate’s computer systems, networks and equipment, and any Employer and Affiliate information contained therein, shall cease.
(c)    Non-Competition and Non-Solicitation. The Parties have agreed that the primary service area of the Employer’s operations, including lending and deposit taking functions, in which Executive will actively participate extends to an area that encompasses a thirty-five (35)-mile radius from each banking or other office location of the Employer and any Affiliates as of the Termination Date (such area, the “Restrictive Area”). Therefore, as an essential ingredient of and in consideration of this Agreement and Executive’s employment with the Employer, Executive, during Executive’s employment with the Employer and for the Restrictive Period immediately following the termination of Executive’s employment for any reason, whether such termination occurs during the Employment Period or thereafter, shall not directly or indirectly do any of the following:
(i)    Engage or invest in, own, manage, operate, finance, control, participate in the ownership, management, operation or control of, be employed by, associated with or in any manner connected with, serve as a director, officer or consultant to, lend Executive’s name or any similar name to, lend Executive’s credit to or render services or advice to, in each case in the capacity that Executive provided services to the Employer or any Affiliate, any Financial Institution; provided, however, that the ownership by Executive of shares of the capital stock of any Financial Institution, which shares are listed on a securities exchange or quoted on the National Association of Securities Dealers Automated Quotation System and which do not represent more than five (5) percent (5%) of the institution’s outstanding capital stock, shall not violate any terms of this Agreement;
(ii)    Either for Executive or any Financial Institution: (A) induce or attempt to induce any employee of the Employer or any of its Affiliates with whom Executive had significant contact to leave the employ of the Employer or any of its Affiliates; (B) in any way interfere with the relationship between the Employer or any of its Affiliates and any employee of the Employer or any of its Affiliates with whom Executive had significant contact; or (C) induce or attempt to induce any customer, supplier, licensee or business relation of the Employer or any of its Affiliates with whom Executive had significant contact to cease doing business with the Employer or any of its Affiliates or in any way interfere with the relationship between the Employer or any of its Affiliates and their respective customers, suppliers, licensees or business relations with whom Executive had significant contact; or
(iii)    Either for Executive or any Financial Institution, solicit the business of any person or entity known to Executive to be a customer of the Employer or any of its Affiliates, where Executive had significant contact with such person or entity, with respect to products, activities or services that compete in whole or in part with the products, activities or services of the Employer or any of its Affiliates.
(d)    Remedies for Breach of Restrictive Covenant. Executive has reviewed the provisions of this Agreement with legal counsel, or has been given adequate opportunity to seek such counsel, and Executive acknowledges that the covenants contained in this Section 8 are reasonable with respect to their duration, geographical area and scope. Executive further acknowledges that the restrictions contained in this Section 8 are reasonable and necessary for the protection of the legitimate business interests of the Employer, that they create no undue hardships, that any violation of these restrictions would cause substantial injury to the Employer and such interests, and that such restrictions were a material inducement to the Employer to enter into this Agreement. In the event of any violation or threatened violation of these restrictions, the Employer, in addition to and not in limitation of, any other rights, remedies or damages available to the Employer under this Agreement or otherwise at law or in equity, shall be entitled to preliminary and permanent injunctive relief to prevent or restrain any such violation by Executive and any and all persons directly or indirectly acting for or with Executive, as the case may be.
(e)    Other Agreements. In the event of the existence of any other agreement between the Parties that (a) is in effect during the Restrictive Period, and (b) contains restrictive covenants that conflict with any of the provisions of this Section 8, then the more restrictive of such provisions from such agreements shall control for the period during which such agreements would otherwise be in effect.
9.    Regulatory Suspension and Termination.
(a)    If Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the affairs of the Employer by a notice served under Section 8(e)(3) (12 U.S.C. § 1818(e)(3)) or 8(g) (12 U.S.C. § 1818(g)) of the Federal Deposit Insurance Act, as amended (“FDIA”), the Employer’s obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Employer may in its discretion: (i) pay Executive all or part of the compensation withheld while the obligations herein were suspended; and (ii) reinstate (in whole or in part) any of the obligations which were suspended.
(b)    If Executive is removed and/or permanently prohibited from participating in the conduct of the affairs of the Employer by an order issued under Section 8(e) (12 U.S.C. § 1818(e)) or 8(g) (12 U.S.C. § 1818(g)) of the FDIA, all obligations of the Employer under this Agreement shall terminate as of the effective date of the order, but vested rights of the Parties shall not be affected.
(c)    If the Employer is in default as defined in Section 3(x) (12 U.S.C. § 1813(x)(1)) of the FDIA, all obligations of the Employer under this Agreement shall terminate as of the date of default, but this subsection shall not affect any vested rights of the Parties.
(d)    All obligations of the Employer under this Agreement shall be terminated, except to the extent it is determined by the Federal Deposit Insurance Corporation (the “FDIC”) that continuation of the Agreement is necessary for the continued operation of the institution, at the time the FDIC enters into an agreement to provide assistance to or on behalf of the Employer under the authority contained in Section 13(c) (12 U.S.C. § 1823(c)) of the FDIA, or when the Employer is determined by the FDIC to be in an unsafe or unsound condition. Any rights of the Parties that have already vested, however, shall not be affected by such action.
(e)    All obligations of the Employer under this Agreement shall be terminated, except to the extent that it is determined by the Commissioner of the Office of Financial and Insurance Regulation of the State of Michigan (the “Commissioner”), or its designee, that continuation of the Agreement is necessary for the continued operation of the Employer: (1) by the Commissioner or its designee at the time the FDIC enters into an agreement to provide assistance to or on behalf of the Employer under the authority contained in Section 13(c) of the FDIA; or (2) by the Commissioner or its designee at the time of approval of a supervisor merger to resolve problems related to the operation of the Employer or when the Employer is determined to be in an unsafe or unsound condition.
(f)    Any payments made to Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with Section 18(k) (12 U.S.C. § 1828(k)) of the FDIA.
10.    Notices. Notices and all other communications under this Agreement shall be in writing and shall be deemed given when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:
If to the Employer:
Level One Bancorp, Inc.
Attention: Chairman of the Board of Directors
32991 Hamilton Ct.
Farmington Hills, MI 48334
If to Executive: Executive’s address on file with the Employer or to such other address as either Party may furnish to the other in writing, except that notices of changes of address shall be effective only upon receipt.
11.    Applicable Law. All questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement shall be governed by the internal laws of the State of Michigan applicable to agreements made and wholly to be performed in such state without regard to conflicts of law provisions of any jurisdiction.
12.    Entire Agreement. This Agreement constitutes the entire agreement between the Parties concerning the subject matter hereof, and supersedes all prior negotiations, undertakings, agreements and arrangements with respect thereto, whether written or oral (specifically including the Prior Agreement). If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement and all other provisions shall remain in full force and effect. The various covenants and provisions of this Agreement are intended to be severable and to constitute independent and distinct binding obligations. Without limiting the generality of the foregoing, if the scope of any covenant contained in this Agreement is too broad to permit enforcement to its full extent, such covenant shall be enforced to the maximum extent permitted by law, and such scope may be judicially modified accordingly.
13.    Withholding of Taxes. The Employer may withhold from any benefits payable under this Agreement all federal, state, city and other taxes as may be required pursuant to any law, governmental regulation or ruling.

14.    No Assignment. Executive’s rights to receive benefits under this Agreement shall not be assignable or transferable whether by pledge, creation of a security interest or otherwise, other than a transfer by will or by the laws of descent or distribution. In the event of any attempted assignment or transfer contrary to this Section 14, the Employer shall have no liability to pay any amount so attempted to be assigned or transferred. This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
15.    Successors. This Agreement shall be binding upon and inure to the benefit of the Employer, its successors and assigns.
16.    Indemnification.
(a)    The Employer shall indemnify Executive (and, upon Executive’s death, Executive’s heirs, executors and administrators) to the fullest extent permitted by law against all expenses, including, reasonable attorneys’ fees, court and investigative costs, judgments, fines and amounts paid in settlement (collectively, “Expenses”) reasonably incurred by Executive in connection with or arising out of any pending, threatened or completed action, suit or proceeding in which Executive may become involved by reason of having been an officer or director of the Employer unless such Expenses result from acts by Executive which would give the Employer the right to terminate Executive’s employment for Cause or pursuant to Section 9. Executive’s rights pursuant to this Section 16(a) are not exclusive and shall supplement any rights to indemnification that Executive may have under any applicable article, bylaw or charter provision of the Company or the Bank, or any resolution of the Company or the Bank, or any applicable statute.
(b)    In the event that Executive becomes a party, or is threatened to be made a party, to any pending, threatened or completed action, suit or proceeding for which the Employer is permitted or required to indemnify Executive under this Agreement, any applicable articles, bylaw or charter provision of the Company or the Bank, any resolution of the Company or the Bank, or any applicable statute, the Employer will, to the fullest extent permitted by law, advance all Expenses incurred by Executive in connection with the investigation, defense, settlement, or appeal of any threatened, pending or completed action, suit or proceeding, subject to receipt by the Employer of a written undertaking from Executive to reimburse the Employer for all Expenses actually paid by the Employer to or on behalf of Executive in the event it shall be ultimately determined that the Employer cannot lawfully indemnify Executive for such Expenses, and to assign to the Employer all rights of Executive to indemnification under any policy of directors’ and officers’ liability insurance to the extent of the amount of Expenses actually paid by the Employer to or on behalf of Executive.
(c)    Unless precluded by an actual or potential conflict of interest, the Employer will have the right to recommend counsel to Executive in connection with any claim covered by this Section 16. Further, Executive’s choice of counsel, Executive’s decision to contest or settle any such claim, and the terms and amount of the settlement of any such claim will be subject to the Employer’s prior written approval, which approval shall not be unreasonably withheld by the Employer.
17.    Legal Fees. In the event that either Party commences mediation, arbitration, or litigation to enforce or protect such Party’s rights in accordance with and under this Agreement, the prevailing Party in any such action shall be entitled to recover reasonable attorneys’ fees and costs (including the costs of experts, evidence, and counsel) and other costs relating to such action, in addition to all other entitled relief, including damages and injunctive relief.
18.    Amendment. This Agreement may not be amended or modified except by written agreement signed by the Parties.

19.    Code Section 409A.
(a)    This Agreement may be amended to the extent necessary (including retroactively) by the Employer to avoid the application of taxes or interest under Code Section 409A, while maintaining to the maximum extent practicable the original intent of this Agreement. If it is determined that any payments or benefits due hereunder upon Executive’s termination of employment are subject to Code Section 409A, no such payments or benefits shall be payable unless such termination constitutes a “separation from service” within the meaning of Code Section 409A. To the extent any reimbursements or in-kind benefit payments under this Agreement are subject to Code Section 409A, such reimbursements and in-kind benefit payments shall be made in accordance with Treasury Regulation Section 1.409A-3(i)(1)(iv). This Section 19 shall not be construed as a guarantee of any particular tax effect for Executive’s benefits under this Agreement and the Employer does not guarantee that any such benefits will satisfy the provisions of Code Section 409A or any other provision of the Code.
(b)    Notwithstanding any provision of this Agreement to the contrary, if Executive is determined to be a “specified employee” (as defined in Code Section 409A) as of the Termination Date, then the six (6)-month payment delay rule under Code Section 409A shall apply as set forth therein. All delayed payments shall be accumulated and paid in a lump-sum payment as of the first day of the seventh month following the Termination Date (or, if earlier, as of Executive’s death). Any portion of the benefits hereunder that were not otherwise due to be paid during the six (6)-month period following the Termination Date shall be paid to Executive in accordance with the payment schedule established herein.
20.    Definitions. As used in this Agreement, the terms defined in this Section 20 have the meanings set forth below.
(a)    “Agency” has the meaning set forth in Section 8(a)(iii).
(b)    “Agreement” has the meaning set forth in the Preamble.
(c)    “Affiliate” means each company, corporation, partnership, Financial Institution or other entity that, directly or indirectly, is controlled by, controls, or is under common control with, the Employer, where “control” means (i) the ownership of fifty-one percent (51%) or more of the Voting Securities or other voting or equity interests of any corporation, partnership, joint venture or other business entity or (ii) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such corporation, partnership, joint venture or other business entity.
(d)    “Average Incentive Bonus” means the average of Incentive Bonuses determined for the immediately preceding three completed fiscal year performance periods of the Employer; provided, however, that if an Incentive Bonus has not yet been determined for a previously completed fiscal year performance period as of the Termination Date, then Target Bonus shall be used with respect to such fiscal year for purposes of calculating the Average Incentive Bonus. For purposes of calculating the Average Incentive Bonus, fiscal years for which no bonus was determined to have been earned shall be included in the calculation of the three-year average; provided, however, if Executive is employed for fewer than three completed fiscal year performance periods, the Average Incentive Bonus will be based solely on performance for one or two such periods, as appropriate.
(e)    “Bank” has the meaning set forth in the Preamble.
(f)    “Base Compensation” has the meaning set forth in Section 3.

(g)    “Board” means the board of directors of the Bank.
(h)    “CEO” has the meaning set forth in Section 2.
(i)    “Change in Control” means:
(i)    the consummation of the acquisition by any “person” (as such term is defined in Section 13(d) or 14(d) of the 1934 Act) of “beneficial ownership” (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934 (the “1934 Act”)) of more than fifty percent (50%) of the combined voting power of the then outstanding Voting Securities of the Company;
(ii)    during any 12-month period, the individuals who are members of the Incumbent Board cease for any reason to constitute more than 50% of the Company Board; provided, however, that if the election, or nomination for election by the Company’s shareholders, of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of this Agreement, be considered as a member of the Incumbent Board;
(iii)    the approval of the shareholders of the Company of: (A) a merger or consolidation if the shareholders immediately before such merger or consolidation do not, as a result of such merger or consolidation, own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the then outstanding Voting Securities of the entity resulting from such merger or consolidation in substantially the same proportion as their ownership of the combined voting power of the Voting Securities of the Company outstanding immediately before such merger or consolidation; or (B) a complete liquidation or dissolution or an agreement for the sale or other disposition of all or substantially all of the assets of the Company.
Notwithstanding any provision in this definition to the contrary, a Change in Control shall not be deemed to occur unless the Change in Control constitutes a “change in control event” as such term is defined by Code Section 409A. Notwithstanding any provision in this definition to the contrary, a Change in Control shall not be deemed to occur solely because more than fifty percent (50%) of the combined voting power of the then outstanding securities of the Company are acquired by (A) a trustee or other fiduciary holding securities under one (1) or more employee benefit plans maintained for employees of the Company or any Affiliate of either or (B) any corporation that, immediately prior to or following such acquisition, is owned directly or indirectly by the shareholders of the Company immediately prior to such acquisition in the same proportion as their ownership of stock of the Company immediately prior to such acquisition.
(j)    “COBRA” has the meaning set forth in Section 4(e).
(k)    “Commissioner” has the meaning set forth in Section 9(e).
(l)    “Company” has the meaning set forth in the Preamble.
(m)    “Company Board” means the board of directors of the Company.
(n)    “Confidential Information” has the meaning set forth in Section 8(a)(i).
(o)    “Covered Period” means the period beginning six (6) months prior to a Change in Control and ending twelve (12) months after the Change in Control.

(p)    “Disability” means that (i) Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) Executive is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) consecutive months under an accident or health plan covering employees of the Employer.
(q)    “Effective Date” has the meaning set forth in the Preamble.
(r)    “Employer” has the meaning set forth in the Preamble.
(s)    “Employment Period” has the meaning set forth in the Section 1.
(t)    “Executive” has the meaning set forth in the Preamble.
(u)    “Expenses” has the meaning set forth in Section 16(a).
(v)    “FDIA” has the meaning set forth in Section 9(a).
(w)    “FDIC” has the meaning set forth in Section 9(d).
(x)    “Financial Institution” means any person, firm, partnership, corporation or trust that owns, operates or is in the process of forming a bank, savings bank, savings and loan association, credit union or similar financial institution, or any unit, division or subsidiary of any of the foregoing, with an office located, or to be located at an address identified in a filing with any regulatory authority, within the Restrictive Area.
(y)    “Incentive Bonus” has the meaning set forth in the Section 3.
(z)    “Incumbent Board” means the members of the Company Board as of the Effective Date.
(aa)    “Minimum Benefits” means, as applicable, the following:
(i)    Executive’s earned but unpaid Base Compensation for the period ending on the Termination Date;
(ii)    Executive’s earned but unpaid Incentive Bonus, if any, for any completed fiscal year preceding the Termination Date; and
(iii)    Executive’s accrued but unpaid PTO time for the period ending on the Termination Date.
(bb)    “Parties” has the meaning set forth in the Preamble.
(cc)    “Prior Agreement” has the meaning set forth in the Recitals.
(dd)    “Release” means a general release and waiver substantially in the form attached hereto as Exhibit A.

(ee)    “Resignation for Good Reason” means a resignation by Executive as a result of the occurrence of any one (1) of the following events, unless Executive agrees in writing that such event shall not constitute Good Reason:
(i)    an adverse change in the nature, scope or status of Executive’s position, authorities or duties from those in effect in accordance with Section 2 immediately following the Effective Date, or if applicable and greater, immediately prior to the Covered Period; provided, however, that a diminution of Executive’s duties and responsibilities (including a change of Executive’s title) by virtue of the Employer becoming a subsidiary, affiliate, division or other similar operating entity of a larger Financial Institution shall not constitute Good Reason where Executive continues to have similar duties and responsibilities (as determined as of the effective date of the Change in Control) with respect to such subsidiary, affiliate, division or other similar operating entity, and such subsidiary, affiliate, division, or other similar operating entity is of similar size to the Employer (as measured as of the effective date of the Change in Control);
(ii)    a material reduction of in Executive’s compensation and benefits measured as of the Effective Date, or if applicable and greater, immediately prior to the Covered Period, provided that such reduction is greater than ten percent (10%) of the value as of the Effective Date or immediately prior to the Covered Period, as applicable, and is not part of an overall adjustment in benefits for all employees of the Employer;
(iii)    relocation of Executive’s primary place of employment by more than twenty-five (25) miles from Executive’s primary place of employment immediately following the Effective Date;
(iv)    failure by an acquirer to assume this Agreement at the time of a Change in Control; or
(v)    a material breach by the Employer of this Agreement.
Notwithstanding any provision in this definition to the contrary, prior to Executive’s Resignation for Good Reason, Executive must give the Employer written notice of the existence of any condition set forth in clause (i) – (v) immediately above within ninety (90) days of its initial existence and the Employer shall have thirty (30) days from the date of such notice in which to cure the condition giving rise to Good Reason, if curable. If, during such thirty (30)-day period, the Employer cures the condition giving rise to Good Reason, the condition shall not constitute Good Reason. Further notwithstanding any provision in this definition to the contrary, in order to constitute a Resignation for Good Reason, such Resignation for Good Reason must occur within twelve (12) months of the initial existence of the applicable condition.
(ff)    “Resignation other than for Good Reason” means a voluntary resignation by Executive that is not a Resignation for Good Reason, including, without limitation, a Retirement.
(gg)    “Restrictive Area” has the meaning set forth in Section 8(c).
(hh)    “Restrictive Covenants” has the meaning set forth in Section 8.
(ii)    “Restrictive Period” means:
(i)    Twelve (12) months for a termination outside of a Covered Period; or

(ii)    Eighteen (18) months for a termination during a Covered Period.
(jj)    “Retirement” means Executive’s voluntary resignation from employment following Executive’s attainment of age sixty (60) and completion of five (5) years of service with the Employer.
(kk)    “SERP” has the meaning set forth in Section 3.
(ll)    “Severance Amount” means:
(i)    For any Termination other than for Cause or Resignation for Good Reason that occurs during the Employment Period and not during a Covered Period, an amount equal to 100% of Executive’s Total Compensation as of the respective Termination Date; or
(ii)    For any Termination other than for Cause or Resignation for Good Reason that occurs during a Covered Period, an amount equal to 150% of Executive’s Total Compensation as of the respective Termination Date.
(mm)    “Termination Date” means the date of termination of Executive’s employment with the Employer for any reason.
(nn)    “Termination for Cause” (or “for Cause,” when used within context of a termination of Executive’s employment) means only a termination of Executive’s employment with the Employer as a result of:
(i)    an act by Executive that constitutes one or more unsafe and unsound banking practices or a material violation of law or regulation applicable to the Employer, which act materially and adversely affects the business or affairs of the Employer;
(ii)    Executive’s conviction of, or the pleading of nolo contendere to, a crime of embezzlement or fraud or a felony under the laws of the United States or any state thereof;
(iii)    an act by Executive that is, or would have been if not discontinued, materially injurious to the Employer;
(iv)    a material breach of fiduciary duty or act of dishonesty involving the affairs of the Employer;
(v)    a material breach by Executive of this Agreement; or
(vi)    an act by Executive that violates the Employer’s harassment policy then in effect, including without limitation sexual harassment.
With respect to subparagraph (v) of this definition, Executive shall be entitled to at least 30 days’ prior written notice of the Employer’s intention to terminate Executive’s employment for Cause, which notice shall specify the grounds for the Termination for Cause; and Executive shall be provided a reasonable opportunity to cure any conduct or act, if curable, alleged as grounds for the Termination for Cause. Any determination of a Termination for Cause under this Agreement shall be made by resolution adopted by at least a two-thirds (2/3) vote of the Board at a meeting called and held for that purpose. Executive shall be provided with reasonable notice of such meeting and shall be given the opportunity to be heard, with the presence of counsel, prior to such vote being taken by the Board.
(oo)    “Termination other than for Cause” means a termination of Executive’s employment by the Employer that is not a Termination for Cause.
(pp)    “Total Compensation” means the amount equal to the sum of (i) the greater of Executive’s then-current Base Compensation or Executive’s Base Compensation as of the date one day prior to the Change in Control, and (ii) the Average Incentive Bonus.
(qq)    “Voting Securities” means any securities that ordinarily possess the power to vote in the election of directors without the happening of any precondition or contingency.
(rr)    “Whistleblower Program” has the meaning set forth in Section 8(a)(iii).
21.    Survival. The provisions of Sections 5 through 21 shall survive the termination of this Agreement.
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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

LEVEL ONE BANCORP, INC.	DAVID WALKER
By:
(Signature)
Name:     Patrick J. Fehring
(Signature)
Its: Chairman, President and CEO
(Address)
LEVEL ONE BANK
By:

Name: Patrick J. Fehring

Its: Chairman, President and CEO

EXHIBIT A
RELEASE AND WAIVER OF CLAIMS
THIS RELEASE AND WAIVER OF CLAIMS (this “Release and Waiver”) is made and entered into by and among LEVEL ONE BANCORP, INC. (the “Company”), LEVEL ONE BANK (the “Bank,” and together with the Company, the “Employer”), and [______________] (“Executive,” and together with the Employer, the “Parties”).
RECITALS
A.Executive and the Employer are parties to that certain Employment Agreement, dated as of [_____________], 2020 (the “Employment Agreement”).
B.Pursuant to the Employment Agreement, certain benefits due to Executive are conditioned on Executive’s full release of claims against the Employer.
C.The Parties desire to settle fully and amicably all issues between them, including any issues arising out of Executive’s employment with the Employer and the termination of that employment.
AGREEMENTS
For and in consideration of the mutual promises contained herein, and for other good and sufficient consideration, the receipt of which is hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:
Section 1.Termination of Employment. Executive’s employment with the Employer shall be terminated effective as of the close of business on [_______________] (the “Termination Date”).
Section 2.Compensation and Benefits. Subject to the terms of this Release and Waiver, the Employer shall compensate Executive under this Release and Waiver as follows (collectively, the “Severance Payments”):
(a)    Severance Amount. [_______________].
(b)    Accrued Salary and Paid Time Off. Executive shall be entitled to a lump sum payment in an amount equal to Executive’s earned but unpaid base compensation and accrued but unused paid time off for the period ending on the Termination Date, with such payment to be made on the first payroll date following the Termination Date.
(c)    COBRA Benefits. For a period of twelve (12) months, Executive and Executive’s qualified beneficiaries, as applicable, shall be entitled to continuation of group health coverage following the Termination Date under the Employer’s group health plan, to the extent required under the Consolidated Omnibus Budget Reconciliation Act of 1986, with Executive required to pay the same amount as Executive would pay if Executive continued in employment with the Employer during such period.
(d)    Executive Acknowledgement. Executive acknowledges that, subject to fulfillment of all obligations provided for herein, Executive has been fully compensated by the Employer, including under all applicable laws, and that nothing further is owed to Executive with respect to wages, bonuses, severance, other compensation, or benefits. Executive further acknowledges that the Severance Payments

(other than (b) and (c) immediately above) are consideration for Executive’s promises contained in this Release and Waiver, and that the Severance Payments are above and beyond any wages, bonuses, severance, other compensation, or benefits to which Executive is entitled from the Employer under the terms of Executive’s employment that Executive would be entitled to absent execution of this Release and Waiver.
(e)    Withholding. The Severance Payments shall be subject to all taxes and other payroll deductions required by law.
Section 3.Termination of Benefits. Except as provided in Section 2 above or as may be required by law, Executive’s participation in all employee benefit (pension and welfare) and compensation plans of the Employer shall cease as of the Termination Date. Nothing contained herein shall limit or otherwise impair Executive’s right to receive pension or similar benefit payments that are vested as of the Termination Date under any applicable tax-qualified pension or other plans, pursuant to the terms of the applicable plan.
Section 4.Release of Claims and Waiver of Rights. Executive, on Executive’s own behalf and that of Executive’s heirs, executors, attorneys, administrators, successors, and assigns, fully and forever releases and discharges the Company and the Bank, their predecessors, successors, parents, subsidiaries, affiliates, and assigns, and their directors, officers, trustees, employees, agents, and shareholders, both in their individual and official capacities, and the current and former trustees and administrators of each retirement and other benefit plan applicable to the employees and former employees of the Company and/or Bank, both in their official and individual capacities (the “Releasees”), from all liability, claims, demands, actions, and causes of action Executive now has, may have had, or may ever have, whether currently known or unknown, relating to acts or omissions as of or prior to Executive’s execution of this Release and Waiver, including liability, claims, demands, actions, and causes of action:
(a)relating to Executive’s employment or other association with the Company and/or the Bank, or the termination of such employment;
(b)relating to wages, bonuses, other compensation, or benefits;
(c)relating to any employment or change in control contract;
(d)relating to any employment law, including:
(i)    the United States and State of Michigan Constitutions,
(ii)    the Elliot-Larsen Civil Rights Act,
(iii)    the Civil Rights Act of 1964,
(iv)    the Civil Rights Act of 1991,
(v)    the Equal Pay Act,
(vi)    the Employee Retirement Income Security Act of 1974,
(vii)    the Age Discrimination in Employment Act (the “ADEA”),
(viii)    the Older Workers Benefit Protection Act,
(ix)    the Worker Adjustment and Retraining Notification Act,
(x)    the Americans with Disabilities Act,
(xi)    the Persons with Disabilities Civil Rights Act,
(xii)    the Family and Medical Leave Act,
(xiii)    the Occupational Safety and Health Act,
(xiv)    the Fair Labor Standards Act,
(xv)    the National Labor Relations Act,
(xvi)    the Genetic Information Nondiscrimination Act,

(xvii)    the Rehabilitation Act,
(xviii)    the Fair Credit Reporting Act,
(xix)    Executive Order 11246,
(xx)    Executive Order 11141, and
(xxi)    each other federal, state, and local statute, ordinance, and regulation relating to employment;
(e)relating to any right of payment for disability;
(f)relating to any statutory or contractual right of payment; and
(g)For relief on the basis of any alleged tort or breach of contract under the common law of the State of Michigan or any other state, including defamation, intentional or negligent infliction of emotional distress, breach of the covenant of good faith and fair dealing, promissory estoppel, and negligence.

Executive acknowledges that statutes may exist that render null and void releases and waivers of any claims, rights, demands, liabilities, actions, and causes of action that are unknown to the releasing or waiving party at the time of execution of the release and waiver. Executive waives, surrenders, and shall forego any protection to which Executive would otherwise be entitled by virtue of the existence of any such statutes in any jurisdiction, including the State of Michigan.

Section 5.Exclusions from General Release. Excluded from the Release and Waiver are any claims or rights arising pursuant to this Release and Waiver and any claims or rights that cannot be waived by law, as well as Executive’s right to file a charge with an administrative agency or participate in any agency investigation, including with the Equal Employment Opportunity Commission (“EEOC”). Executive is, however, waiving the right to recover any money in connection with a charge or investigation and the right to recover any money in connection with a charge filed by any other individual or by the EEOC or any other federal or state agency, except where such waivers are prohibited by law.
Section 6.Covenant Not to Sue.
(a)A “covenant not to sue” is a legal term that means Executive promises not to file a lawsuit in court. It is different from the Release and Waiver. Besides waiving and releasing the claims covered by Section 4 above, Executive shall never sue the Releasees in any forum for any reason covered by the Release and Waiver. Notwithstanding this covenant not to sue, Executive may bring a claim against the Employer to enforce this Release and Waiver or to challenge the validity of this Release and Waiver under the ADEA. If Executive sues any of the Releasees in violation of this Release and Waiver, Executive shall be liable to them for their reasonable attorneys’ fees and costs (including the costs of experts, evidence, and counsel) and other litigation costs incurred in defending against Executive’s suit. In addition, if Executive sues any of the Releasees in violation of this Release and Waiver, the Employer can require Executive to return all but a sum of $100 of the Severance Payments, which sum is, by itself, adequate consideration for the promises and covenants in this Release and Waiver. In that event, the Employer shall have no obligation to make any further Severance Payments.
(b)If Executive has previously filed any lawsuit against any of the Releasees, Executive shall immediately take all necessary steps and execute all necessary documents to withdraw or dismiss such lawsuit to the extent Executive’s agreement to withdraw, dismiss, or not file a lawsuit would not be a violation of any applicable law or regulation.

Section 7.Non-Disparagement. At all times following the signing of this Release and Waiver, Executive shall not engage in any vilification of the Employer or any affiliate. Executive shall refrain from making any false, negative, critical or disparaging statements, implied or expressed, concerning the Employer or any affiliate, including management style, methods of doing business, the quality of products and services, role in the community, or treatment of employees. Further, Executive shall do nothing that would damage the business reputation or good will of the Employer or any affiliate.
Section 8.Restrictive Covenants. Section 8 of the Employment Agreement shall continue in full force and effect as if fully restated herein.
Section 9.No Admissions. The Employer denies that any of the Releasees have taken any improper action against Executive, and this Release and Waiver shall not be admissible in any proceeding as evidence of improper action by any of the Releasees.
Section 10.Confidentiality of Release and Waiver. Executive shall keep the existence and the terms of this Release and Waiver confidential, except for Executive’s immediate family members and Executive’s legal and tax advisors in connection with services related hereto and except as may be required by law or in connection with the preparation of tax returns.
Section 11.Non-Waiver. The Employer’s waiver of a breach of this Release and Waiver by Executive shall not be construed or operate as a waiver of any subsequent breach by Executive of the same or of any other provision of this Release and Waiver.
Section 12.Applicable Law. All questions concerning the construction, validity and interpretation of this Release and Waiver and the performance of the obligations imposed by this Release and Waiver shall be governed by the internal laws of the State of Michigan applicable to agreements made and wholly to be performed in such state without regard to conflicts of law provisions of any jurisdiction.
Section 13.Mandatory Arbitration. Except with respect to enforcement of the Restrictive Covenants, if any dispute or controversy arises under or in connection with this Release and Waiver, and such dispute or controversy cannot be settled through negotiation, the Parties shall first try in good faith to settle the dispute or controversy by mediation administered by the American Arbitration Association under its Commercial Mediation Procedures. If such mediation is not successful, the dispute or controversy shall be settled exclusively by arbitration in accordance with the rules of the American Arbitration Association then in effect. Such mediation or arbitration shall be conducted within twenty-five (25) miles of the Employer’s Michigan headquarters. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. Notwithstanding the foregoing, the Employer may resort to the Circuit Court of Oakland County, Michigan for injunctive and such other relief as may be available in the event that the Employee engages in conduct, after termination of this Release and Waiver, that amounts to a violation of the Michigan Uniform Trade Secrets Act, amounts to unlawful interference with the business expectations of the Employer or its affiliates, or violates the Restrictive Covenants incorporated herein by Section 8. The FDIC may appear at any arbitration hearing but any decision made thereunder shall not be binding on the FDIC.
Section 14.Entire Agreement. This Release and Waiver sets forth the entire agreement of the Parties regarding the subject matter hereof, and shall be final and binding as to all claims that have been or could have been advanced on behalf of Executive pursuant to any claim arising out of or related in any way to Executive’s employment with the Employer and the termination of that employment. This Release and Waiver may not be amended, modified, altered, or changed except by express written consent of the Parties.

Section 15.Counterparts. This Release and Waiver may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Release and Waiver.
Section 16.Successors. This Release and Waiver shall be binding upon and inure to the benefit of the Employer, its successors and assigns.
Section 17.Enforcement. The provisions of this Release and Waiver shall be regarded as divisible and separable and if any provision should be declared invalid or unenforceable by a court of competent jurisdiction, the validity and enforceability of the remaining provisions shall not be affected thereby. If the scope of any restriction or requirement contained in this Release and Waiver is too broad to permit enforcement of such restriction or requirement to its full extent, then such restriction or requirement shall be enforced to the maximum extent permitted by law, and Executive hereby consents that any court of competent jurisdiction may so modify such scope in any proceeding brought to enforce such restriction or requirement. In addition, Executive stipulates that breach by Executive of restrictions and requirements under this Release and Waiver will cause irreparable damage to the Releasees in the case of Executive’s breach and that the Employer would not have entered into this Release and Waiver without Executive binding Executive to these restrictions and requirements. In the event of Executive’s breach of this Release and Waiver, in addition to any other remedies the Employer may have, and without bond and without prejudice to any other rights and remedies that the Employer may have for Executive’s breach of this Release and Waiver, the Employer shall be relieved of any obligation to provide Severance Payments and shall be entitled to an injunction to prevent or restrain any such violation by Executive and all persons directly or indirectly acting for or with Executive.
Section 18.Construction. In this Release and Waiver, unless otherwise stated, the following uses apply: (a) references to a statute or law refer to the statute or law and any amendments and any successor statutes or laws, and to all regulations promulgated under or implementing the statute or law, as amended, or its successors, as in effect at the relevant time; (b) in computing periods from a specified date to a later specified date, the words “from” and “commencing on” (and the like) mean “from and including,” and the words “to,” “until,” and “ending on” (and the like) mean “to, and including”; (c) references to a governmental or quasi-governmental agency, authority, or instrumentality also refer to a regulatory body that succeeds to the functions of the agency, authority, or instrumentality; (d) the words “include,” “includes,” and “including” (and the like) mean “include, without limitation,” “includes, without limitation,” and “including, without limitation,” (and the like) respectively; (e) the words “hereof,” “herein,” “hereto,” “hereby,” (and the like) refer to this Release and Waiver as a whole; (f) any reference to a document or set of documents, and the rights and obligations of the Parties under any such documents, means such document or documents as amended from time to time, and all modifications, extensions, renewals, substitutions, or replacements thereof; (g) all words used shall be construed to be of such gender or number as the circumstances and context require; and (h) the captions and headings of preambles, recitals, sections, and exhibits appearing in or attached to this Release and Waiver have been inserted solely for convenience of reference and shall not be considered a part of this Release and Waiver, nor shall any of them affect the meaning or interpretation of this Release and Waiver or any of its provisions.
Section 19.Future Cooperation. In connection with any and all claims, disputes, or negotiations, or governmental, internal, or other investigations, lawsuits, or administrative proceedings (the “Legal Matters”) involving any of the Releasees (collectively, the “Disputing Parties” and, individually, each a “Disputing Party”), Executive shall become reasonably available, upon reasonable notice from the Employer and without the necessity of subpoena, to provide information and documents, provide declarations and statements regarding a Disputing Party, meet with attorneys and other representatives of a Disputing

Party, prepare for and give depositions and testimony, and otherwise cooperate in the investigation, defense, and prosecution of any and all such Legal Matters, as may, in the good faith and judgment of the Employer, be reasonably requested. The Employer shall consult with Executive and make reasonable efforts to schedule such assistance so as not to materially disrupt Executive’s business and personal affairs. The Employer shall reimburse all reasonable expenses incurred by Executive in connection with such assistance, including travel, meals, rental car, and hotel expenses, if any; provided such expenses are approved in advance by the Employer and are documented in a manner consistent with expense reporting policies of the Employer as may be in effect from time to time.
Section 20.Representations by Executive. Executive acknowledges each of the following:
(a)    Executive is aware that this Release and Waiver includes a release of all known and unknown claims.
(b)    Executive is legally competent to execute this Release and Waiver and Executive has not relied on any statements or explanations made by the Employer or its attorneys not otherwise set forth herein.
(c)    Any modifications, material or otherwise, made to this Release and Waiver shall not restart or affect in any manner the original 21-day consideration period.
(d)    Executive has been offered at least 21 days to consider this Release and Waiver.
(e)    Executive has been afforded the opportunity to be advised by legal counsel regarding the terms of this Release and Waiver, and to negotiate such terms.
(f)    Executive, without coercion of any kind, freely, knowingly, and voluntarily enters into this Release and Waiver.
(g)    Executive has the right to rescind the Release and Waiver by written notice to the Employer within seven (7) calendar days after Executive has signed this Release and Waiver, and the Release and Waiver shall not become effective or enforceable until seven (7) calendar days after Executive has signed this Release and Waiver, as evidenced by the date set forth below Executive’s signature on the signature page hereto. Any such rescission must be in writing and delivered by hand, or sent by U.S. Mail within such seven (7)-day period, to the attention of Human Resources Officer, Level One Bank, 32991 Hamilton Court, Farmington Hills, Michigan 48334. If delivered by U.S. Mail, the rescission must be: (i) postmarked within the seven (7)-day period and (ii) sent by certified mail, return receipt requested.
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IN WITNESS WHEREOF, the Parties have executed this Release and Waiver as of dates set forth below their respective signatures below.

LEVEL ONE BANCORP, INC. By: Name: Patrick J. Fehring Title: Chairman, President and CEO	EXECUTIVE Signature

LEVEL ONE BANK
By:
Name:    Patrick J. Fehring
Title:    Chairman, President and CEO